Exhibit 23.4

GÖRG • Ulmenstraße 30 • 60325 Frankfurt am Main

XCHG Limited

ICS Corporate Services (Cayman) Limited,

3-212 Governors Square,

23 Lime Tree Bay Avenue,

P.O. Box 30746, Seven Mile Beach,

Grand Cayman KY1-1203, Cayman Islands

FLORIAN WOLFF Partner

Tel.   +49-69-17 00 00-148

Fax    +49-69-17 00 00-226

FWolff@goerg.de

Sekretariat: Zeljana Vuletic

Ulmenstraße 30

60325 Frankfurt am Main

Tel.   +49-69-17 00 00-17

www.goerg.de

Unser Az.: 6660/060144-23

Bitte bei allen Schreiben angeben

01 February 2024

Re: XCHG Limited

Dear Sir/Madam:

We are acting as German legal advisors to XCHG Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), in connection with the proposed initial public offering (the “Offering”) by the Company of certain number of American Depository Shares (“ADSs”) in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (“SEC”) under the U.S. Securities Act of 1933 (as amended), and the Company’s proposed listing of the ADSs on the Nasdaq Stock Market.

In view of the Offering, the Client has instructed us to conduct certain legal due diligence (“Due Diligence”) on XCharge Europe GmbH, a limited liability company established under the laws of the Federal Republic of Germany, registered with the commercial register of the district court of Hamburg under HRB 150660 and with registered business address at Borsteler Bogen 27 b, 22453 Hamburg, Germany. Our opinion on the Due Diligence is attached to the Registration Statement as Exhibit 99.3 (the “Opinion”).

The Opinion is issued by us in our capacity as the Client’s German legal advisors solely for the purpose of and in connection with the Registration Statement publicly submitted to the SEC on the date of the Opinion and may not be used for any other purpose without our prior written consent, except as required by applicable laws or by the SEC or any regulatory agencies.

We hereby consent to the filing of the Opinion as an exhibit to the Registration Statement and to the references to this firm under the captions “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” contained in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

We express no opinion as to any laws other than the laws of the Federal Republic of Germany and this opinion is to be construed under German law and is subject to the exclusive jurisdiction of the courts of Germany.

The undersigned is admitted to the bar association (Rechtsanwaltskammer) in Frankfurt, Germany, and licensed as attorney (Rechtsanwalt) in Germany. This opinion is issued by and signed on behalf of GÖRG Partnerschaft von Rechtsanwälten mbB.

Sincerely yours,

/s/ Florian Wolff

Mr. Florian Wolff

Partner/Rechtsanwalt

GÖRG Partnerschaft von Rechtsanwälten mbB

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